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                                                               EXHIBIT 10(q)

February 23, 1999

                             PERSONAL & CONFIDENTIAL

Barry Schochet
Dallas Operations Center
Dallas, Texas

Dear Barry:

    I am pleased to confirm the offer for you to become Vice Chairman for Tenet Healthcare Corporation reporting to Jeffrey Barbakow. Your new responsibilities will commence immediately.

    Barry, we are excited about your accepting this important new role. Jeff advises that you could office in either Santa Barbara or the Dallas Operations Center. Practically, although you will have an office in Santa Barbara, given your anticipated travel, you will probably want to retain your primary office in the Dallas Operations Center. Also you may find it more suitable to your personal situation to not to have to relocate.

    Your compensation and benefit arrangements will continue as at present with the exception that we will recommend to the Compensation Committee to make a special grant of stock options in an amount to be determined at their next meeting. This grant, if made, will be in place of any further grants in calendar year 1999.

    You, Jeff, Tom and Trevor have discussed certain job responsibilities. This position is a top level executive assignment which will include the following general areas:

    a. Develop or acquire new lines of business which complement the hospital business.

    b. Create strategic initiatives to improve the performance and growth of operations.

    c. Represent the company in industry associations and policy groups. Be Tenet's lead board member at FAHS.

    d. Manage the government relations department and lobbying activities.

    e. Advise the Chairman and Office of the President on strategic and operational plans and other matters as need be.

    f. Other duties as agreed with senior management.

    You will participate in the Tenet Severance Protection Plan at the same level provided to our current Chairman and President which provides severance equal to two times base salary plus target bonus, benefits continuation and legal fees reimbursement for a qualifying termination following a change in control of Tenet. No severance is due in the event of a termination for "cause" described below or voluntary termination except as provided under the Plan for "good reason".

    Absent a change in control, should your employment with Tenet be terminated by the company without cause within three years from this date, you shall receive severance benefits of two years' salary and benefits continuation (excluding AIP). If within three years from this date Mr. Jeffrey Barbakow ceases to be Chairman and Chief Executive Officer of Tenet ("the triggering event") then you may voluntarily terminate your employment and receive severance benefits described in this paragraph so long as, within 120 days of such

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Barry Schochet
February 23, 1999
Page 2

triggering event, you notify the Chief Human Resources Officer of Tenet in writing that you intend to voluntarily terminate under these provisions. You may not receive benefits both under this severance arrangement and any other severance program, plan or arrangement with Tenet. You will be paid under the plan, program or arrangement for which you are eligible which provides the greatest benefit.

    Finally, your employment with the company will be continue to be on an at-will basis which means that either you or the company may terminate the employment relationship with or without notice or with or without cause at any time. The term "cause" as used above shall include, but not be limited to, dishonesty, fraud, willful misconduct, self dealing or violation of the company's Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), failure, neglect or refusal to perform your duties in any material respect, violation of law (except traffic violations or similar minor infractions), violation of the company's Human Resources Operations or other Policies, or any material breach of this agreement; provided, however, that a failure to achieve or meet business objectives as defined by the company shall not be considered "cause" so long as you have devoted your best and good faith efforts and full attention to the achievement of those business objectives.

    This letter contains the entire agreement between you and Tenet regarding the terms and conditions of your employment, and fully supersedes any and all prior agreements that may have existed between you and Tenet regarding the terms and conditions of your employment.

    Barry, assuming these terms are agreeable, please sign this letter indicating your acceptance and return to me.

    We are enthusiastic about you accepting this new assignment. Please call me if you have any questions.

Sincerely,                                  ACCEPTED AND AGREED TO:

                                            __________________________________
Alan R. Ewalt                               Barry Schochet                Date
SVP, Human Resources

c: Jeffrey Barbakow